CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CPS TECHNOLOGIES CORP.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

CPS Technologies Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

l. That at a meeting of the Board of Directors of the Corporation, resolutions were adopted recommending an amendment of the Corporation's Restated Certificate of Incorporation (as amended to date) and directing that such amendment be considered at the next annual meeting of the stockholders of the Corporation. The text of the proposed amendment is as follows:

Article FOURTH of the Certificate of Incorporation of the Corporation shall be amended by deleting the first paragraph of Article FOURTH thereof in its entirety and substituting therefor the following:

"FOURTH. The total number of shares and the par value, if any, of each class of stock which the Corporation is authorized to issue is (i) 20,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock") and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock).

2.    That said amendment, having been duly proposed and recommended by the Board of Directors of the Corporation, was considered by the stockholders of the Corporation at the annual meeting of stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

3.    That said amendment was duly adopted, by the holders of a majority of the outstanding stock of each class of stock of the Corporation entitled to vote thereon, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The undersigned President of the Corporation hereby makes this certificate, declaring and certifying that the facts stated herein are true, and accordingly has hereunto set his hand this 14th day May, 2014.

CPS TECHNOLOGIES CORP.

By:	/s/ Grant C, Bennett

Grant C. Bennett, President